Exhibit 99.1

NEWS RELEASE Contacts: Gastar Exploration Ltd. J. Russell Porter, Chief Executive Officer 713-739-1800 / rporter@gastar.com

GASTAR EXPLORATION LTD. CLOSES SALE OF

NON-CORE OKLAHOMA ACREAGE

HOUSTON, August 7, 2013 – Gastar Exploration Ltd. (NYSE MKT: GST) announced today the closing of its previously announced sale of the Company’s interests in approximately 76,000 net undeveloped acres in Kingfisher and Canadian counties, Oklahoma, to an undisclosed third party for expected total proceeds of approximately $60.1 million in cash and 1,850 net acres of undeveloped leasehold the Company acquired from the buyer. Additional details about the transaction are available in the Company’s news release dated July 2, 2013.

“Through this transaction, we have recouped most of our investment in the original Oklahoma acreage acquisition from Chesapeake while retaining our core Hunton-prospective acreage,” said J. Russell Porter, Gastar’s President and CEO. “We are now very well positioned for an active Hunton exploration and development program, with a healthy balance sheet and a favorable acreage position.”

With the closing of this acreage sale, and the previously completed acreage sale to Gastar’s AMI partner in its initial Hunton area of mutual interest, Gastar’s total acreage in the Hunton Limestone play will be approximately 136,800 gross (96,400 net) acres.

About Gastar

Gastar Exploration Ltd. is an independent energy company engaged in the exploration, development and production of oil, natural gas, condensate and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves such as shale resource plays. Gastar is currently pursuing the development of liquids-rich natural gas in the Marcellus Shale in West Virginia and is also in the early stages of exploring and developing the Hunton Limestone horizontal oil play in Oklahoma. Gastar also holds producing natural gas acreage in the deep Bossier play in the Hilltop area of East Texas, but has entered into a definitive agreement to sell its East Texas assets. For more information, visit Gastar’s website at www.gastar.com.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks inherent in natural gas and oil drilling and production activities, including risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks with respect to natural gas and oil prices, a material decline in which could cause Gastar to delay or suspend planned drilling operations or reduce production levels; risks relating to the availability of capital to fund drilling operations that can be adversely affected by borrowing base redeterminations by our banks, adverse drilling results, production declines and declines in natural gas and oil prices; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or fourth party consents; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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